Exhibit 99

This Form 4 is being filed by Michael K. Hooks as a director of the Issuer.  Mr. Hooks is also a beneficial owner of 10% or more of the Issuer's Class A Common Stock as a result of serving as a managing director of Black Canyon Capital LLC ("BC Capital").  BC-MB GP is a wholly-owned subsidiary of Black Canyon Direct Investment Fund L.P. ("BC Fund").  Black Canyon Investments L.P. ("BC Investments") is the general partner of the BC Fund and possesses the voting power and dispositive power with respect to the securities beneficially owned by the BC Fund, including securities held by BC-MB GP.  BC Investments also possesses the voting power and dispositive power with respect to the securities beneficially owned by Canyon Value Realization Master Fund, L.P. (the "Canyon Master Fund"), pursuant to an agreement between BC Investments and the Canyon Master Fund.  As a result, BC Investments may be deemed the beneficial owner of the securities beneficially owned by the BC Fund and the Canyon Master Fund.  Black Canyon Investments LLC ("BC GP") is the general partner of BC Investments and possesses the voting and dispositive power with respect to the securities beneficially owned by BC Investments and may be deemed the beneficial owner of the securities beneficially owned by BC Investments.  BC Capital, as a managing member of BC GP, possesses the voting power with respect to the securities beneficially owned by BC GP and may be deemed the beneficial owner of the securities beneficially owned by BC GP.  Mr. Hooks and Mark W. Lanigan are managing directors of BC Capital and therefore Mr. Hooks may be deemed the beneficial owner of the securities beneficially owned by BC Capital.  The investment committee of BC GP possesses the dispositive power with respect to the securities beneficially owned by BC GP.  The investment committee of BC GP is comprised of Messrs. Hooks and Lanigan, Mr. Joshua S. Friedman and Mr. Mitchell R. Julis and, therefore, no individual member of the committee is deemed to control the disposition of the securities beneficially owned by BC GP.

Mr. Hooks may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to beneficially own the Issuer's securities held by the Canyon Master Fund and BC-MB GP reported herein and disclaims beneficial ownership of those securities reported herein, except to the extent of his pecuniary interests therein, if any, in those securities.